Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Second Quarter 2018 Results

CHATTANOOGA, Tenn. (July 30, 2018) - Unum Group (NYSE: UNM) today reported net income of $285.5 million ($1.29 per diluted common share) for the second quarter of 2018, compared to net income of $245.1 million ($1.07 per diluted common share) for the second quarter of 2017.
Included in net income are net after-tax realized investment gains and losses on the Company's investment portfolio. Excluding net after-tax realized investment gains and losses, after-tax adjusted operating income was $287.6 million ($1.30 per diluted common share) in the second quarter of 2018, compared to $240.4 million ($1.05 per diluted common share) in the second quarter of 2017.
“Second quarter results for the Company were solid, with continued favorable fundamentals driving our core business segments,” said Richard P. McKenney, president and chief executive officer. “We benefitted from good premium growth and overall favorable benefits experience, combined with a lower tax rate.”
“During the quarter, we accelerated our reserve studies for our long-term care block of business,” added McKenney. “Given the current market sentiment around this line of business throughout our industry, we will look to finalize this work in the third quarter to provide greater clarity to our shareholders.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses and certain other items. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.
Unum US Segment
Unum US reported adjusted operating income of $251.1 million in the second quarter of 2018, an increase of 1.3 percent from $247.8 million in the second quarter of 2017. Premium income for the segment increased 4.3 percent to $1,416.3 million in the second quarter of 2018, compared to premium income of $1,357.7 million in the second quarter of 2017. Net investment income for the segment declined 4.4 percent to $196.5 million in the second quarter of 2018, compared to $205.6 million in the second quarter of 2017.
Within the Unum US operating segment, the group disability line of business reported an 11.7 percent decline in adjusted operating income to $81.6 million in the second quarter of 2018, compared to $92.4 million in the second quarter of 2017. Premium income in group disability increased 2.1 percent to $608.4 million in the second quarter of 2018, compared to $596.0 million in the second quarter of 2017, with growth in the in-force block resulting from improved persistency and prior period sales growth. Net investment income declined by 7.8 percent to $108.9 million in the second quarter of 2018, compared to $118.1 million in the second quarter of 2017, due to a decrease in the level of invested assets, a decline in portfolio yield, and lower miscellaneous investment income. The benefit ratio for the second quarter of 2018 was 76.2 percent, compared to 76.5 percent in the second quarter of 2017, due primarily to lower claims incidence in the group long-term disability product line, partially offset by higher claims incidence in certain of our group short-term disability products. Group long-term disability sales were $41.0 million in the second quarter of 2018, a decline of 13.7 percent from $47.5 million in the second quarter of 2017. Group short-term disability sales were $23.6 million in the second quarter of 2018, a decline of 13.9 percent from $27.4 million in the second quarter of 2017. Persistency in the group long-term disability line of business was 90.6 percent for the first half of 2018, compared to 89.3 percent for the first half of 2017. Persistency in the group short-term disability line of business was 87.7 percent for the first half of 2018, compared to 85.7 percent for the first half of 2017.
The group life and accidental death and dismemberment line of business reported adjusted operating income of $67.2 million in the second quarter of 2018, an increase of 10.3 percent from $60.9 million in the second quarter of 2017. Premium income for this line of business increased 7.3 percent to $429.7 million in the second quarter of 2018, compared to $400.6 million in the second quarter of 2017, primarily due to prior period sales growth and favorable persistency. Net investment income declined 2.2 percent to $27.2 million in the second quarter of 2018, compared to $27.8 million in the second quarter of 2017, primarily due to a decline in yield on invested assets, partially offset by an increase in the level of invested assets and higher miscellaneous investment income. The benefit ratio in the second quarter of 2018 was 70.3 percent, compared to 70.6 percent

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

in the second quarter of 2017, driven primarily by favorable experience in the accidental death and dismemberment product line and a lower average size of group life claims. Sales of group life and accidental death and dismemberment products declined 8.4 percent in the second quarter of 2018 to $54.5 million, compared to $59.5 million in the second quarter of 2017. Persistency in the group life line of business was 90.9 percent for the first half of 2018, compared to 87.7 percent for the first half of 2017.
The supplemental and voluntary line of business reported an increase of 8.3 percent in adjusted operating income to $102.3 million in the second quarter of 2018, compared to $94.5 million in the second quarter of 2017. Premium income for supplemental and voluntary increased 4.7 percent to $378.2 million in the second quarter of 2018, compared to $361.1 million in the second quarter of 2017. This increase was primarily driven by growth in the voluntary benefits product line from higher prior period sales and continued growth in the dental and vision product line from expanded distribution. Net investment income increased 1.2 percent to $60.4 million in the second quarter of 2018, compared to $59.7 million in the second quarter of 2017, due to an increase in the level of invested assets and higher miscellaneous investment income, which was partially offset by a lower portfolio yield. The benefit ratio for the individual disability product line was 50.0 percent for the second quarter of 2018, compared to 51.2 percent for the second quarter of 2017, due primarily to favorable claims activity and mortality experience. The benefit ratio for voluntary benefits was 43.3 percent in the second quarter of 2018, compared to 43.4 percent for the second quarter of 2017, reflecting generally consistent claims experience between the two periods. The benefit ratio for dental and vision was 69.4 percent for the second quarter of 2018, compared to 72.3 percent for the second quarter of 2017, primarily driven by a lower average claim size. Relative to the second quarter of 2017, sales in the individual disability line of business increased 39.0 percent in the second quarter of 2018 to $18.9 million. Sales in the voluntary benefits line of business declined 3.4 percent in the second quarter of 2018 to $47.9 million. Sales in the dental and vision product line totaled $11.8 million for the second quarter of 2018, an increase of 13.5 percent compared to the second quarter of 2017. Persistency in the individual disability product line was 90.5 percent for the first half of 2018, compared to 91.0 percent for the first half of 2017. Persistency in the voluntary benefits product line was 76.4 percent for the first half of 2018, compared to 76.2 percent for the first half of 2017. Persistency in the dental and vision product line was 85.2 percent for the first half of 2018, compared to 82.0 percent for the first half of 2017.
Unum UK Segment
Unum UK reported adjusted operating income of $27.6 million in the second quarter of 2018, a decline of 4.5 percent from $28.9 million in the second quarter of 2017. In local currency, adjusted operating income totaled £20.4 million in the second quarter of 2018, compared to £22.6 million in the second quarter of 2017.
Premium income increased by 9.5 percent to $138.9 million in the second quarter of 2018, compared to $126.8 million in the second quarter of 2017. In local currency, premium income was £102.1 million in the second quarter of 2018, an increase of 3.0 percent from £99.1 million in the second quarter of 2017, primarily driven by higher persistency and growth in the in-force block resulting from prior period sales. Net investment

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

income was $32.1 million in the second quarter of 2018, a decline of 3.3 percent from $33.2 million in the second quarter of 2017. In local currency, net investment income was £23.5 million in the second quarter of 2018, a decline of 9.6 percent from £26.0 million in the second quarter of 2017, due primarily to lower yield on fixed-rate bonds and lower investment income from inflation-linked bonds. The benefit ratio in the second quarter of 2018 was 76.7 percent, compared to 75.6 percent in the second quarter of 2017, due primarily to unfavorable claims activity in the group life and supplemental product lines, partially offset by the impact of inflation-linked decreases in benefits.
Sales increased by 12.3 percent to $28.3 million in the second quarter of 2018, compared to $25.2 million in the second quarter of 2017. In local currency, sales for the second quarter of 2018 increased by 4.0 percent to £20.6 million, compared to £19.8 million in the second quarter of 2017. Persistency in the group long-term disability line of business was 86.9 percent for the first half of 2018, compared to 86.4 percent for the first half of 2017. Persistency in the group life line of business was 84.1 percent for the first half of 2018, compared to 80.8 percent for the first half of 2017. Persistency in the supplemental line of business was 92.3 percent for the first half of 2018, compared to 91.3 percent for the first half of 2017.
Colonial Life Segment
Colonial Life reported a 3.4 percent increase in adjusted operating income to $84.6 million in the second quarter of 2018, compared to $81.8 million in the second quarter of 2017. Premium income for the second quarter of 2018 increased 5.1 percent to $395.4 million, compared to $376.3 million in the second quarter of 2017, primarily driven by sales growth. Net investment income totaled $40.2 million in the second quarter of 2018, compared to $36.7 million in the second quarter of 2017, primarily driven by an increase in the level of invested assets and higher miscellaneous investment income, partially offset by a decline in portfolio yield on invested assets. The benefit ratio in the second quarter of 2018 was 51.0 percent, compared to 51.3 percent in the second quarter of 2017, due primarily to favorable experience in the life line of business.
Sales increased 13.6 percent to $132.4 million in the second quarter of 2018 from $116.6 million in the second quarter of 2017, driven by the introduction of a new dental product and increased sales in all existing products and market segments. Persistency in Colonial Life was 78.1 percent for the first half of 2018, compared to 78.7 percent for the first half of 2017.
Closed Block Segment
The Closed Block segment reported adjusted operating income of $29.6 million in the second quarter of 2018, compared to $32.6 million in the second quarter of 2017.
Premium income for this segment declined 3.9 percent in the second quarter of 2018 compared to the second quarter of 2017, primarily due to policy terminations and maturities for the individual disability line of business. Premium income for long-term care was generally consistent with the year ago quarter due primarily to rate increases on in-force business offsetting policy terminations. Net investment income increased 1.6 percent to $345.6 million in the second quarter of 2018, compared to $340.0 million in the second quarter of

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

2017, primarily driven by an increase in the level of invested assets and higher miscellaneous investment income, which partially offset a lower portfolio yield on invested assets. The interest adjusted loss ratio for the individual disability line of business was 82.9 percent in the second quarter of 2018, compared to 82.3 percent in the second quarter of 2017, due primarily to a reduction in the claim reserve discount rate to recognize the impact on future portfolio yields from an increased level of miscellaneous investment income. During the second quarter of 2018 individual disability benefits experience was favorable relative to the year ago quarter due primarily to a lower average size of new claims. The interest adjusted loss ratio for the long-term care line of business was 96.9 percent in the second quarter of 2018, compared to 89.4 percent in the second quarter of 2017, due primarily to higher claims incidence. An update on the Company’s reserve adequacy review for its long-term care business is provided in the “Other Information” section below.
Corporate Segment
The Corporate segment reported an adjusted operating loss of $35.5 million for the second quarter of 2018, compared to an adjusted operating loss of $37.6 million for the second quarter of 2017.
OTHER INFORMATION
Shares Outstanding
The Company’s weighted average number of shares outstanding, assuming dilution, was 221.1 million for the second quarter of 2018, compared to 228.2 million for the second quarter of 2017. Shares outstanding totaled 218.7 million at June 30, 2018. During the second quarter of 2018, the Company repurchased approximately 2.5 million shares at a cost of approximately $100 million.
Capital Management
At June 30, 2018, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 385 percent, and cash and marketable securities in the holding companies equaled $1,160 million.
Book Value
Book value per common share as of June 30, 2018 was $43.20, compared to $41.21 at June 30, 2017.
Update on Long-term Care Reserve Analysis
During the second quarter of 2018, the Company accelerated the work on its long-term care annual reserve analysis, which is now anticipated to be completed in the third quarter of 2018. When completed, this work will incorporate the Company’s most recent experience and will include a review of all assumptions. The review will also utilize internal and external data and an outside consulting firm for quality assurance and industry benchmarking. Subject to completion of the work, the Company believes that it may need to increase its reserves for long-term care as part of its third quarter 2018 closing process. Although there is work to be completed and it is still assessing its assumptions, the Company currently expects that any increase will likely be predominately a GAAP event and will likely not exceed $750 million after-tax.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

The Company does not expect that any potential reserve increase will impact its ability to execute its capital deployment plans, including its share repurchase strategy. Consistent with its past practices regarding trading windows, the Company does not expect to execute on share repurchases until the result of the reserve review is announced. The Company currently intends to resume share repurchases of approximately $100 million per quarter beginning in the fourth quarter of 2018 and continuing into 2019. The Company will continue to exercise strong and proactive management of the long-term care business by pursuing actuarially-justified premium rate increases and ensuring appropriate levels of capital.
Outlook
The Company continues to expect after-tax adjusted operating income growth per share, excluding any impact from an increase of its long-term care reserves, for full-year 2018 to be within the range of 17 percent to 23 percent.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses and certain other items as specified in the reconciliations in the Financial Highlights section below.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
Information reconciling the Company’s outlook on after-tax adjusted operating income growth per share to the comparable GAAP financial measure is not provided. The only amounts excluded from after-tax adjusted operating income are those described in the preceding paragraphs. The Company is unable to predict with reasonable certainty realized investment gains and losses, which are affected by overall market conditions and also by factors such as an economic or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant improvement or deterioration in the cash flows of the issuer, unforeseen accounting irregularities or fraud

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

committed by an issuer, movement in credit spreads, ratings upgrades or downgrades, a change in the issuer’s marketplace or business prospects, or any other event that significantly affects the issuers of the fixed maturity securities which the Company holds in its investment portfolio.

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Tuesday, July 31, at 8:00 a.m. (Eastern Time) to discuss the results of operations for the second quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 224-1005 for U.S. and Canada (pass code 8765711). For international, the dial-in number is (323) 794-2093 (pass code 8765711). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Tuesday, August 7. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 8765711.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the second quarter of 2018 is available on the “Investors” section of the Company’s website.
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ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share and any potential reserve increase, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (3) unfavorable economic or business conditions, both domestic and foreign, that

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (7) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (8) execution risk related to our technology needs; (9) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (10) changes in our financial strength and credit ratings; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) changes in accounting standards, practices, or policies; (14) effectiveness of our risk management program; (15) contingencies and the level and results of litigation; (16) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (17) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (18) fluctuation in foreign currency exchange rates; (19) ability to generate sufficient internal liquidity and/or obtain external financing; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2017, and any subsequently filed Form 10-Q's. The forward-looking statements in this news release are being made as of the date of this news release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Revenue
Premium Income	$2,221.0	$2,142.2	$4,471.0	$4,285.1
Net Investment Income	623.6	620.5	1,225.9	1,222.9
Net Realized Investment Gain (Loss)	(2.6)	8.1	(4.8)	19.1
Other Income	48.3	51.2	97.8	101.4
Total Revenue	2,890.3	2,822.0	5,789.9	5,628.5

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,804.1	1,752.0	3,612.0	3,501.0
Commissions	273.5	261.3	555.8	531.5
Interest and Debt Expense	42.4	39.9	82.6	79.7
Deferral of Acquisition Costs	(165.7)	(153.2)	(335.0)	(315.3)
Amortization of Deferred Acquisition Costs	140.2	138.3	291.7	279.8
Other Expenses	441.0	422.1	886.9	859.9
Total Benefits and Expenses	2,535.5	2,460.4	5,094.0	4,936.6

Income Before Income Tax	354.8	361.6	695.9	691.9
Income Tax	69.3	116.5	136.9	216.9

Net Income	$285.5	$245.1	$559.0	$475.0

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.29	$1.08	$2.53	$2.08
Assuming Dilution	$1.29	$1.07	$2.52	$2.07

Weighted Average Common Shares - Basic (000s)	220,776.7	227,454.4	221,335.7	228,437.0
Weighted Average Common Shares - Assuming Dilution (000s)	221,062.7	228,178.7	221,820.2	229,273.8
Outstanding Shares - (000s)			218,681.9	226,102.1

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30
	2018		2017
	(in millions)	per share *	(in millions)	per share *
Net Income	$285.5	$1.29	$245.1	$1.07
Excluding:
Net Realized Investment Gain (Loss) (net of tax expense (benefit) of $(0.5); $3.4)	(2.1)	(0.01)	4.7	0.02
After-tax Adjusted Operating Income	$287.6	$1.30	$240.4	$1.05

* Assuming Dilution

	June 30
	2018		2017
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,446.4	$43.20	$9,316.6	$41.21
Excluding:
Net Unrealized Gain on Securities	224.5	1.03	558.2	2.47
Net Gain on Hedges	266.8	1.22	304.5	1.35
Subtotal	8,955.1	40.95	8,453.9	37.39
Excluding:
Foreign Currency Translation Adjustment	(268.8)	(1.23)	(297.1)	(1.31)
Subtotal	9,223.9	42.18	8,751.0	38.70
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(498.7)	(2.28)	(460.7)	(2.04)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	$9,722.6	$44.46	$9,211.7	$40.74

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10